Exhibit 10.25

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

effective as of January 1, 2004

between

AES EASTERN ENERGY, L.P.

as Borrower

and

THE AES CORPORATION

as L/C Provider

i

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

This Letter of Credit and Reimbursement Agreement (this “Agreement”), is made on February 12, 2004 and effective as of January 1, 2004 (the “Agreement Date”), between AES EASTERN ENERGY, L.P., as Borrower (the “Borrower”), and THE AES CORPORATION, as L/C Provider (the “L/C Provider”).

W I T N E S S E T H :

WHEREAS, the Borrower has requested that the L/C Provider cause, from time to time, the issuance of Letters of Credit (as defined below) or the posting of Cash Collateral (as defined below) to satisfy certain obligations arising in connection with the Borrower’s sale of electricity.

WHEREAS, the L/C Provider has agreed to and will cause the issuance of Letters of Credit or the posting of Cash Collateral from time to time, subject to the execution and delivery of this Agreement and the terms and conditions hereof.

NOW THEREFORE, in consideration of the agreements herein, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.01.     Defined Terms.  Each capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in Appendix A to the Participation Agreement (Kintigh A-1), dated as of May 1, 1999, as amended on or before the Agreement Date (and as amended, supplemented or otherwise modified after the Agreement Date) (“Appendix A”), among the Borrower, as Lessee, Kintigh Facility Trust A-1, as Owner Trust, DCC Project Finance Fourteen, Inc., as Owner Participant, Bankers Trust Company, as Indenture Trustee, and Bankers Trust Company, as Pass Through Trustee, and the principles of interpretation set forth in such Appendix A shall apply to such definitions.  As used herein, the term “Operative Documents” shall refer not only to the plural of such term as defined in such Appendix A but shall also refer to each Other Operative Document as such term is defined in such Appendix A.  For the purposes of this Agreement:

“AES Costs” means all costs incurred by the L/C Provider in connection with the issuance, modification or amendment of any Letter of Credit, the execution, delivery, modification or amendment of  any Cash Collateral Agreement, a drawing under such Letter of Credit, a drawing under such Cash Collateral Agreement, and all other costs incurred by the L/C Provider in connection with this Agreement, such Letter of Credit or such Cash Collateral Agreement, including without limitation any fees, interest costs, reimbursement obligations and other expenses incurred by the L/C Provider in connection with any Letter of Credit or Cash Collateral or any drawing thereon or in connection with its maintenance of commitments from Letter of Credit issuers sufficient to enable the L/C Provider to satisfy its obligations hereunder, but without duplication for the fees paid by Borrower to the L/C Provider pursuant to Section 4.01 of this Agreement.

“Appendix A” has the meaning assigned to that term in the initial paragraph of this Section 1.01.

“Applicable Law” means (a) all applicable common law and principles of equity and (b) all applicable provisions of all constitutions, statutes, rules, regulations and orders of governmental bodies.

 “Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Cash Collateral” means any cash collateral posted (pursuant to a Cash Collateral Agreement) by the L/C Provider pursuant to Section 2.05 to support certain obligations of the Borrower related to the sale of power from the Borrower’s power generating facilities.

“Cash Collateral Agreement” means any agreement, in form and substance reasonably satisfactory to the Borrower, the L/C Provider and the beneficiary of such Cash Collateral Agreement, pursuant to which Cash Collateral is pledged to such beneficiary or its designee to support certain obligations of the Borrower related to the sale of power from the Borrower’s power generating facilities, as such agreement may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

“Commitment” means, (i) from the Agreement Date until December 31, 2004, the obligation to cause the issuance (or cause the continuation, extension, modification or amendment) of Letters of Credit or to execute and deliver (or continue, extend, modify or amend) Cash Collateral Agreements in an aggregate amount no greater than $35,000,000 and, (ii) from January 1, 2005 until the Maturity Date, the obligation to cause the issuance (or cause the continuation, extension, modification or amendment) of Letters of Credit or to execute and deliver (or continue, extend, modify or amend) Cash Collateral Agreements in an aggregate amount no greater than $25,000,000.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Extension of Credit” means (i) causing the issuance of any Letter of Credit, or causing the amendment or modification of any Letter of Credit having the effect of extending the stated expiration date thereof, increasing the LC Outstandings thereunder, or otherwise altering any of the material terms or conditions thereof or (ii) executing and delivering any Cash Collateral Agreement, or amending or modifying any Cash Collateral Agreement having the effect of extending the stated expiration date thereof, increasing the LC Outstandings thereunder, or otherwise altering any of the material terms or conditions thereof .

“LC Outstandings” means the aggregate of the following (i) for any Letter of Credit on any date of determination, the maximum amount available to be drawn under such Letter of Credit at any time on or after such date (assuming the satisfaction of all conditions for drawing set forth therein) plus (ii) for any Cash Collateral Agreement on any date of determination, the maximum amount of Cash Collateral available to be drawn upon at any time on or after such date (assuming the satisfaction of all conditions for drawing set forth in such Cash Collateral Agreement).

“Letter of Credit” means any irrevocable standby letter of credit caused to be issued by the L/C Provider pursuant to Section 2.05 to support certain obligations of the Borrower related to the sale of power from the Borrower’s power generating facilities, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

“Maturity Date” means December 30, 2005.

“Person” means any individual, sole proprietorship, corporation, partnership, trust, limited liability company, unincorporated organization, mutual company, joint stock company, estate, union, employee organization, government or any agency or political subdivision thereof.

“Request for Issuance” has the meaning assigned to that term in Section 2.05(a).

“Tax” means any Federal, State or foreign tax, assessment or other governmental charge (including any withholding tax) upon a Person or upon its assets, revenues, income or profits.

“Unreimbursed Drawing” means any drawing under a Letter of Credit that has not yet been reimbursed by the Borrower to the L/C Provider and any drawing of Cash Collateral under a Cash Collateral Agreement that has not yet been reimbursed by the Borrower to the L/C Provider.

Section 1.02.     Other Interpretive Provisions.  (a)  Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person’s successors and assigns, (ii) to any Applicable Law defined or referred to herein shall be deemed references to such Applicable Law or any successor Applicable Law as the same may have been or may be amended or supplemented from time to time; and

(b)         When used in this Agreement, the words “herein”, “hereof” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article”, “Section”, “Annex”, “Schedule” and “Exhibit” shall refer to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

ARTICLE 2

LETTERS OF CREDIT

Section 2.01.     Commitment to Lend.  The aggregate amount of the Commitment (i) from the date hereof until December 31, 2004 is $35,000,000 and, (ii) from January 1, 2005 until the Maturity Date is $25,000,000.

Section 2.02.     Evidence of Indebtedness.  Each obligation to pay any amount hereunder shall be evidenced by this Agreement and the records of the L/C Provider.  The records of the L/C Provider shall be prima facie evidence of such indebtedness and of all payments made in respect thereof.

Section 2.03.     Payments by the Borrower.  (a)  Time, Place and Manner  All payments due to the L/C Provider under this Agreement shall be made to the L/C Provider at such address as the L/C Provider may designate by notice to the Borrower.

(b)         No Reductions.  All payments due to the L/C Provider and all other terms and agreements to be observed and performed by the Borrower hereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or Tax.

Section 2.04.     Permitted Subordinated Indebtedness Designation.  The Commitment hereunder to cause the issuance of Letters of Credit, to execute and deliver Cash Collateral Agreements, all reimbursements payable pursuant to Sections 2.06, the Commitment Fee payable pursuant to Section 4.01, and any other amounts payable hereunder, and all agreements and other obligations of the Borrower relating hereto, are designated as “Permitted Subordinated Indebtedness” as such term is used in the Operative Documents.

Section 2.05.     Letters of Credit and Cash Collateral Agreements.  (a)  Subject to the terms and provisions of Section 2.05(b) and Section 3.01 hereof, the L/C Provider shall cause the issuance of each Letter of Credit (or cause the stated expiration date thereof to be extended or the terms thereof to be modified or amended), subject to the limitations of the Commitment, pursuant to notice by the Borrower to the L/C Provider.  Each such notice (a “Request for Issuance”) shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be no later than the last Business Day occurring on or before the Maturity Date), (ii) the proposed stated amount of such Letter of Credit, (iii) the name and address of the beneficiary of such Letter of Credit, (iv) whether such Letter of Credit should be delivered directly to the beneficiary thereof or to the Borrower and (v) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement; provided however, that at the option of the L/C Provider, the L/C Provider may post Cash Collateral pursuant to a Cash Collateral Agreement, in form and substance reasonably acceptable to the Borrower, the L/C Provider and the beneficiary of such Cash Collateral, in lieu of causing the issuance of a Letter of Credit as requested pursuant to the Request for Issuance.  In the event the L/C Provider elects to so post Cash Collateral pursuant to a Cash Collateral Agreement, the L/C Provider shall, subject to the limitations of the Commitment, cause the Cash Collateral Agreement to have the effective date, stated expiry date and other terms (or cause the stated expiration date thereof to be extended or the terms thereof to be modified or amended) that are substantively equivalent to the information and directions contained in the Request for Issuance delivered by the Borrower to the L/C Provider.

(b)         Notwithstanding anything herein to the contrary, (i) the sum of (x) the aggregate LC Outstandings of all Letters of Credit and all Cash Collateral Agreements outstanding at any time during the term of such Letters of Credit and Cash Collateral Agreements and (y) the aggregate principal amount of Unreimbursed Drawings outstanding at such time, shall not exceed the then-current Commitment; (ii) the stated expiration date of any Letter of Credit or Cash Collateral Agreement shall not extend past December 31, 2004 if and to the extent that (x) the aggregate LC Outstandings of all Letters of Credit and all Cash Collateral Agreements

outstanding at any time after December 31, 2004 and (y) the aggregate principal amount of Unreimbursed Drawings outstanding at such time, would exceed the then-current Commitment after December 31, 2004; and (iii) the stated expiration date of any Letter of Credit or Cash Collateral Agreement shall not extend past the Maturity Date.

Section 2.06.     Reimbursement to L/C Provider.  The Borrower hereby agrees to pay to the L/C Provider, on demand made by the L/C Provider to the Borrower, on and after each date on which the L/C Provider shall pay any amount in respect of the Letter of Credit issued at the request of the Borrower (or in respect of the Cash Collateral Agreement executed and delivered by the L/C Provider, at its option, in lieu of the Letter of Credit which was requested by the Borrower), an amount equal to the aggregate AES Costs incurred and not theretofore reimbursed by Borrower hereunder through the time of demand; provided, however, that if, pursuant to the Depositary Agreement, the Borrower is not permitted to pay any such amounts to the L/C Provider on the date of demand therefor, the Borrower shall pay such amounts, and any additional AES Costs incurred between the date of demand and the date of actual payment to the L/C Provider, on the first date thereafter that the Borrower is permitted to pay such amounts pursuant to the Depositary Agreement.

Section 2.07.     Obligations Absolute.  The payment obligations of the Borrower under this Agreement in respect of any AES Costs shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a)          any lack of validity or enforceability of this Agreement;

(b)         the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary, or any transferee, of any Letter of Credit or Cash Collateral Agreement (or any Persons for whom any such beneficiary or any such transferee may be acting), the L/C Provider or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit or Cash Collateral Agreement, or any unrelated transaction;

(c)          any statement or any other document presented under any Letter of Credit or Cash Collateral Agreement proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(d)         payment in good faith by the issuer of a Letter of Credit on behalf of the L/C Provider against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit;

(e)          payment in good faith by the L/C Provider, under a Cash Collateral Agreement executed and delivered by the L/C Provider, against presentation of documentation which does not comply with the terms of such Cash Collateral Agreement; or

(f)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

ARTICLE 3

CONDITIONS TO EXTENSIONS OF CREDIT

Section 3.01.     Conditions to the Extension of Credit.  The obligation of the L/C Provider to cause the issuance of any Letter of Credit (or to execute and deliver any Cash Collateral Agreement) shall be subject to (a) the L/C Provider’s receipt of the Borrower’s Request for Issuance (or similar request given in connection with a previously executed and delivered Cash Collateral Agreement), (b) no Lease Event of Default or Event of Loss, and no event that with the passage of time or giving of notice or both would constitute a Lease Event of Default or Event of Loss, shall have occurred and be continuing under the Operative Documents, and (c) the Borrower shall not be in default with respect to its obligations under this Agreement, including without limitation its payment obligations under Section 2.06 and Section 4.01 hereof; provided further , however, that if the Borrower shall not have paid in full on any Rent Payment Date (as defined in the Depositary Agreement) the amounts that would otherwise have been due and payable under Section 2.06 or Section 4.01 on or before such date but for the terms of the Depositary Agreement, then the condition precedent in this clause (c) shall not have been satisfied.

ARTICLE 4

FEE

Section 4.01.                             Commitment Fee.

(a)                                  Commitment Fee.  The Borrower shall pay to the L/C Provider a commitment fee (the “Commitment Fee”) on the average daily unused amount of the Commitment for each day from the date hereof through (and including) the Maturity Date at a rate per annum of one-half of one percent (0.50%), payable quarterly in arrears on each Rent Payment Date, and on the Maturity Date; provided, however, that if, pursuant to the Depositary Agreement, the Borrower is not permitted to pay any such amounts to the L/C Provider on such Rent Payment Date or the Maturity Date, as the case may be, the Borrower shall pay such Commitment Fee, together with any Commitment Fee incurred between such Rent Payment Date or Maturity Date and the date of actual payment to the L/C Provider, on the first date thereafter that the Borrower is permitted to pay such amounts pursuant to the Depositary Agreement.

(b)                                 Fee Non-Refundable.  The Commitment Fee payable under this Section 4.01 shall not be refundable in whole or in part.

Section 4.02.                             Computation of Fee.  The Commitment Fee payable hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

ARTICLE 5

MISCELLANEOUS

Section 5.01.     Notices and Deliveries.

(a)                                  Manner of Delivery.  All notices, communications and materials to be given or delivered pursuant to this Agreement shall be given or delivered in writing (which shall include telecopy transmissions).

(b)                                 Addresses.  All notices, communications and materials to be given or delivered hereunder shall be given or delivered at the following respective addresses and telecopier number and to the attention of the following individuals or departments:

(i)                                     if to the Borrower, to it at:

7725 Lake Road

Barker, New York 14012

Telecopier No.:               (716) 795-3153

Attention:                                         Amy Conley

(ii)                                  if to the L/C Provider, to it at:

1001 North 19th Street, 20th Floor

Arlington, VA 22209

Telecopier No.:               (703) 528-4510

Attention:                                         Kyle Hoffman

or at such other address or telecopier number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for such purpose in a notice specifically captioned “Notice of Change of Address”.

Section 5.02.     Amendments: Waivers.  No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the L/C Provider and the Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 5.03.     No Third Parties Benefited.  Except as expressly provided for herein, this Agreement is made and entered into for the sole protection and legal benefit of the Borrower and the L/C Provider, and no other person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement.

Section 5.04.     Governing Law.  The rights and duties of the Borrower and the L/C Provider under this Agreement shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the law of the State of New York.

Section 5.05.     Judicial Proceedings; Waiver of Jury Trial.  Any judicial proceeding brought against the Borrower with respect to this Agreement may be brought in any court of competent jurisdiction in the City of New York, and, by execution and delivery of this Agreement, the Borrower (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any judgment rendered thereby and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.  The Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 5.01(b), and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail.  THE BORROWER AND THE L/C PROVIDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY CLAIM HEREUNDER.

Section 5.06.     Severability of Provisions.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction.  To the extent permitted by Applicable Law, the Borrower hereby waives any provision of Applicable Law that renders any provision of this Agreement prohibited or unenforceable in any respect.

Section 5.07.     Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Section 5.08.     Successors and Assigns.  This Agreement is not assignable without the consent of the non-assigning party.  This Agreement shall not be binding upon any successors of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers effective as of January 1, 2004.

AES EASTERN ENERGY, L.P., as Borrower

By: AES NY, L.L.C., its general partner

By	/s/ Amy Conley
Name: Amy Conley
Title: Vice President and Chief Financial Officer

THE AES CORPORATION, as L/C Provider

By	/s/ Barry Sharp
Name: Barry Sharp
Title: Vice President and Chief Financial Officer